Exhibit 99.07

CONTACTS:
For Media Inquiries:	For Investor Inquiries:

Jared Tipton Cepheid Corporate Communications Tel: (408) 400 8377 communications@cepheid.com	Jacquie Ross, CFA Cepheid Investor Relations Tel: (408) 400 8329 investor.relations@cepheid.com

Cepheid

904 Caribbean Drive

Sunnyvale, CA 94089

Telephone: (408) 541-4191

Fax: (408) 541-4192

Cepheid Announces Closing of $345 Million of 1.25% Convertible Senior Notes due 2021

SUNNYVALE, California, February 10, 2014 — Cepheid (Nasdaq: CPHD) today announced the closing of its offering of $345 million aggregate principal amount of 1.25% Convertible Senior Notes due 2021 (the “notes”). The offering included $45 million aggregate principal amount of notes issued pursuant to the full exercise of the initial purchasers’ over-allotment option. The notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

Cepheid estimates that the net proceeds from the offering were approximately $336.4 million, after deducting the initial purchasers’ discounts and estimated offering expenses payable by Cepheid. Cepheid has used approximately $25.1 million of the net proceeds to pay the cost of the capped call transactions it entered into with certain financial institutions, including one or more the initial purchasers, in connection with the pricing of the notes offering. Cepheid expects to use the remainder of the net proceeds from the offering of the notes for general corporate purposes, including potential acquisitions and strategic transactions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Cepheid common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

The notes and any shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Forward Looking Statements

This press release contains forward-looking statements including, among other things, statements relating to the expected use of proceeds from the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, prevailing market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally.

Cepheid assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.